UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2013

ARISTA POWER, INC.
(Exact name of registrant as specified in its charter)

New York	000-53510	16-1610794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Mt. Read Boulevard, Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

(585) 243-4040
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     On August 27, 2013, John P. Blake submitted to Arista Power, Inc. (the “Company”) his resignation as a member of the Board of Directors of the Company.  Mr. Blake’s resignation was accepted by the Board on August 27, 2013.  At the time of his announcement, Mr. Blake served as the Chairman of the Corporate Governance and Nominating Committee of the Board.  Mr. Blake’s decision to resign from the Board was solely due to personal reasons.

(d)      On August 27, 2013, the Board of Directors of the Company elected Ira A. Greenstein as a member of the Board of Directors of the Company effective August 27, 2013.  Mr. Greenstein will be a Class III Director and with his current term ending at the Annual Meeting of Shareholders to be held in 2015.  On August 27, 2013, Mr. Greenstein was named the Chairman of the Compensation Committee of the Board and the Chairman of the Corporate Governance and Nominating Committee of the Board.

Mr. Greenstein currently serves as President of Genie Energy Ltd. (NYSE: GNE), which, through its IDT Energy subsidiary, supplies electricity and natural gas to residential and small business customers in New York, New Jersey, Pennsylvania and Maryland.  Genie Energy holds and manages interests in oil shale and other oil development projects in Colorado and Israel.

Mr. Greenstein currently also serves as Counsel to the Chairman of IDT Corporation (NYSE:  IDT) and previously served as President of IDT Corporation from 2001 through 2011. He previously served as a Director of IDT Corporation and General Counsel and Secretary of Net2Phone, Inc.  Prior to joining IDT Corporation, Mr. Greenstein was a partner in Morrison & Foerster LLP, where he served as the Chairman of that firm’s New York Office’s Business Department. Mr. Greenstein was also an associate in the New York and Toronto offices of Skadden, Arps, Slate, Meagher & Flom LLP and served on the Securities Advisory Committee and as secondment counsel to the Ontario Securities Commission.

Mr. Greenstein serves on the Boards of Directors of Document Security Systems, Inc. (AMEX: DSS), Ohr Pharmaceutical, Inc. (NASDAQ: OHRP), NanoVibronix, Inc. and Regal Bank of New Jersey.  Mr. Greenstein received a B.S. from Cornell University and a J.D. from Columbia University Law School, where he serves as a member of the Dean’s Council.

In connection with his election, Mr. Greenstein was granted an option under the Company's 2008 Equity Incentive Plan to purchase 14,583 shares of the Company's common stock.  This award is the pro-rated annual award for non-employee directors under the Company's Non-Employee Director Compensation Plan, plus the pro-rated annual award for the Chairman of the Compensation Committee and for the Chairman of the Corporate Governance and Nominating Committee.  The option has a term of 10 years, vested in full upon grant and has an exercise price of $0.50 per share.  The award is contained in a Stock Option Award Agreement with Mr. Greenstein dated August 27, 2013.  Mr. Greenstein will also be eligible to receive additional grants of stock options under the Non-Employee Director Compensation Plan in future years.

There is no arrangement or understanding between Mr. Greenstein and any other person, pursuant to which Mr. Greenstein is to be selected as a director of the Company that would require disclosure under Item 401(b) of Regulation S-K.  Mr. Blake is not expected to be named to any committee of the Board of Directors.  Mr. Greenstein is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

With the exception of the Stock Option Award Agreement and Non-Employee Director Compensation Plan described above, there is no material plan, contract or arrangement to which Mr. Greenstein is a party, or in which he participates, nor has there been any material amendment to any plan, contract or arrangement, by virtue of his appointment as Director.

 Item 8.01   Other Events

On August 29, 2013, Arista Power issued a press release, a copy of which is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01

      (d)           Exhibits

Exhibit Number	Description

99.1	Press Release issued August 29, 2013.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA POWER, INC.

By:	/s/ William A. Schmitz
Name: William A. Schmitz
Title: Chief Executive Officer

Dated: August 29, 2013

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued August 29, 2013.